Exhibit 99.1

GOLDFIELD ANNOUNCES 2013 RESULTS
MELBOURNE, Florida, March 26, 2014 - The Goldfield Corporation (NYSE MKT: GV) today announced its earnings for the year ended December 31, 2013. The Goldfield Corporation headquartered in Florida, through its subsidiary, Southeast Power Corporation, is a leading provider of construction services to electric utilities, with operations primarily in the southeastern, mid-Atlantic, and western regions of the United States.
Year Ended December 31, 2013
Revenue for the year ended December 31, 2013, increased 9.3% to $89.2 million from $81.6 million in the comparable prior year period. This increase was attributable to higher electrical construction revenue.
Income from continuing operations before tax for the year ended December 31, 2013, decreased 53.5% to $7.8 million from $16.7 million in 2012. This decrease largely resulted from approximately $5.7 million of unanticipated charges, including $3.7 million of special expenses incurred on the South Texas Electric Cooperative (“STEC”) project necessary to make up for delays caused by severe weather conditions in order to ensure completion by the August 30th target date; and an additional $2.0 million of special expenses on two other large projects resulting from the unsatisfactory performance of a subcontractor which had to be replaced, as well as unusual severe weather conditions.
Operating margins on electrical construction operations were 13.2% in 2013, compared to 24.7% in 2012. Most of this decrease was attributable to the special expenses discussed above.
Net income for the year ended December 31, 2013, was $3.8 million, or $0.15 per share, compared to net income of $12.0 million, or $0.47 per share, in the comparable prior year period. This decrease resulted from the expenses noted above and a charge of $724,000 (after tax) in discontinued operations in connection with an EPA matter relating to a mining property owned over 50 years ago.
Three months ended December 31, 2013
Revenue for the three months ended December 31, 2013, decreased 11.4% to $22.8 million from $25.7 million in the comparable prior year period.
Income from continuing operations before tax for the three months ended December 31, 2013, decreased 57.9% to $2.6 million from $6.2 million in the same period in 2012. This decrease was mainly due to the decrease in revenue and approximately $933,000 of unanticipated special expenses incurred in the fourth quarter 2013, as noted above.
Net income for the three months ended December 31, 2013 was $1.4 million, or $0.06 per share, compared to net income of $4.2 million, or $0.17 per share, in the comparable prior year period.

Backlog
As of December 31, 2013 our total backlog was $74.5 million compared to $76.4 million as of December 31, 2012. Of our total backlog as of December 31, 2013, we expect approximately 51.3% to be completed during 2014.
As of December 31, 2012, our total backlog included $23.8 million (31.1%) from the STEC project. Excluding the STEC project, our backlog increased 41.5% from December 31, 2012 to December 31, 2013, growing from $52.6 million to $74.5 million.
Our backlog represents the uncompleted portion of services to be performed under existing project-specific fixed-price contracts and the estimated value of future services that we expect to provide under our existing master service agreements (“MSAs”). The backlog as of December 31, 2012, has been revised to conform to the 2013 presentation.
John H. Sottile, President and Chief Executive Officer of Goldfield said, “We are pleased with the strength of our revenue in 2013 despite the completion of the STEC project - - and the significant increase in the non-STEC backlog from year to year. We are, of course, disappointed that unanticipated special expenses adversely affected our 2013 income.” Mr. Sottile further noted that, “The acquisition of C and C Power Line, Inc., completed on January 3, 2014, should provide another platform for our future growth.”
About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our 2013 results, please refer to our Annual Report on Form 10-K being filed with the Securities and Exchange Commission and visit the Company's website at http://www.goldfieldcorp.com.
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we

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are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue
Electrical construction	$22,800,080	$25,720,012	$88,755,236	$80,432,911
Other	1,115	6,461	448,902	1,196,271
Total revenue	22,801,195	25,726,473	89,204,138	81,629,182
Costs and expenses
Electrical construction	17,795,195	17,573,191	71,680,877	56,958,270
Other	1,115	4,944	362,243	785,423
Selling, general and administrative	1,090,090	937,420	4,036,955	3,560,149
Depreciation	1,273,494	997,077	4,967,311	3,570,122
Gain on sale of property and equipment	(100,666)	(104,674)	(100,233)	(259,177)
Total costs and expenses	20,059,228	19,407,958	80,947,153	64,614,787
Total operating income	2,741,967	6,318,515	8,256,985	17,014,395
Other income (expense), net
Interest income	11,955	6,226	29,461	23,526
Interest expense	(150,234)	(140,857)	(594,632)	(348,372)
Other income, net	13,835	33,863	99,875	55,020
Total other expense, net	(124,444)	(100,768)	(465,296)	(269,826)
Income from continuing operations before income taxes	2,617,523	6,217,747	7,791,689	16,744,569
Income tax provision	1,229,839	1,961,612	3,284,647	4,783,340
Income from continuing operations	1,387,684	4,256,135	4,507,042	11,961,229
Gain (loss) from discontinued operations, net of tax benefit of $476,261 in 2013	24,701	—	(723,739)	—
Net income	$1,412,385	$4,256,135	$3,783,303	$11,961,229
Net income per share of common stock — basic and diluted
Continuing operations	$0.05	$0.17	$0.18	$0.47
Discontinued operations	0.00	—	(0.03)	—
Net income	$0.06	$0.17	$0.15	$0.47
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$20,214,569	$7,845,943
Accounts receivable and accrued billings, net	14,194,959	13,288,812
Costs and estimated earnings in excess of billings on uncompleted contracts	4,991,754	7,411,544
Income taxes receivable	452,099	—
Real estate inventory	395,062	351,634
Residential properties under construction	1,616,916	215,648
Prepaid expenses	471,221	974,278
Deferred income taxes	621,632	773,307
Other current assets	74,976	193,737
Total current assets	43,033,188	31,054,903

Property, buildings and equipment, at cost, net	31,853,982	23,817,328
Deferred charges and other assets	2,691,818	2,246,296
Total assets	$77,578,988	$57,118,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,852,337	$6,637,932
Current portion of notes payable	13,046,080	4,219,720
Income taxes payable	—	1,001,062
Accrued remediation costs	155,667	—
Other current liabilities	55,846	374,052
Total current liabilities	21,109,930	12,232,766
Deferred income taxes	5,982,368	4,045,820
Accrued remediation costs	900,000	—
Notes payable, less current portion	18,485,681	13,535,956
Other accrued liabilities	24,277	10,556
Total liabilities	46,502,256	29,825,098
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	11,121,859	7,338,556
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	31,076,732	27,293,429
Total liabilities and stockholders' equity	$77,578,988	$57,118,527